                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant   [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ X ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
        6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            YOUNG BROADCASTING INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          _____________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:_____________________

     5)   Total fee paid:______________________________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:______________________________________________

     2)   Form, Schedule or Registration Statement No.:________________________

     3)   Filing Party:________________________________________________________

     4)   Date Filed:__________________________________________________________

                            YOUNG BROADCASTING INC.

                              ____________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1997

                              ____________________

     The Annual Meeting of Stockholders of Young Broadcasting Inc. (the "Company") will be held at the offices of KCAL-TV, 5515 Melrose Avenue, Los Angeles, California at 10:00 A.M. (Los Angeles Time) on Monday, May 5, 1997, for the following purposes:

          1. To elect seven directors of the Company to serve for a term of one year.

          2. To ratify and approve the selection of independent auditors of the Company to serve until the next annual meeting of stockholders.

          3. To approve an amendment to the Young Broadcasting Inc. 1995 Stock Option Plan to increase the total number of shares with respect to which options and stock appreciation rights may be granted thereunder.

          4. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, and to cancel authorized, but not outstanding, series of Preferred Stock.

          5. To approve an amendment to the Company's Certificate of Incorporation to reduce the required minimum percentage of the Company's outstanding Common Stock to be held by the "Management Group" for continued designation of the Company's Class B Common Stock.

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of shares of the Company's Class A Common Stock and Class B Common Stock at the close of business on April 4, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                    By Order of the Board of Directors,



                                    JAMES A. MORGAN
                                    Secretary
April 11, 1997

--------------------------------------------------------------------------------
        ALL PERSONS TO WHOM THE ACCOMPANYING PROXY IS ADDRESSED ARE REQUESTED
TO DATE, EXECUTE AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                            YOUNG BROADCASTING INC.
                              ____________________

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 5, 1997
                              ____________________

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Young Broadcasting Inc. (the "Company") of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Stockholders to be held at the offices of KCAL-TV, 5515 Melrose Avenue, Los Angeles, California at 10:00 A.M. (Los Angeles time) on Monday, May 5, 1997, and at all adjournments thereof. The shares represented by proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his proxy at any time prior to the voting thereof by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.

     Holders of record of shares of the Company's Class A Common Stock, $.001 par value ("Class A Common Stock"), and Class B Common Stock, $.001 par value ("Class B Common Stock"), at the close of business on April 4, 1997 are entitled to vote at the meeting. As of such record date, there were 12,241,608 shares of Class A Common Stock and 2,017,230 shares of Class B Common Stock outstanding. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes.

     The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders, acting together or as a separate class, as the case may be, will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders. With respect to proposal 5 set forth in the notice attached to this proxy statement, the holders of shares of Class A Common Stock will also vote as a separate class. Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon. On all matters to come before the meeting, abstentions and non-votes will not be considered as votes cast, and will be considered only for purposes of determining whether a quorum is present at the meeting.

     Adam Young and Vincent Young together beneficially possess approximately 58.5% of the aggregate votes of the Class A Common Stock and Class B Common Stock voting as a single class. See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, the affirmative vote of Adam Young and Vincent Young alone is sufficient to adopt each of the proposals to be voted as such at the meeting. Adam Young and Vincent Young have advised the Company that they will vote all of their shares in favor of the proposals set forth in the notice attached to this proxy statement.

     The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

     The principal executive offices of the Company are at 599 Lexington Avenue, New York, New York 10022. This proxy statement and the form of proxy are being mailed to stockholders on or about April 11, 1997.


                             ELECTION OF DIRECTORS

  It is proposed to elect seven directors of the Company to hold office for terms of one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors of the Company unless instructed to the contrary. Each nominee is currently a director of the Company.

                                                              DIRECTOR               PRINCIPAL OCCUPATION AND BUSINESS
NAME OF NOMINEE                                          AGE   SINCE               EXPERIENCE DURING THE PAST FIVE YEARS
-------------------------------------------------------  ---  --------  ------------------------------------------------------------
Vincent J. Young                                         49     1986    Chairman of the Company since its inception in 1986, member of the Compensation and Audit Committees of the Company, and
                                                                        a director and President of each of the Company's corporate subsidiaries. Mr. Young is also Chairman and a director of
                                                                        Adam Young Inc., a national television representation firm, a position he has held since 1980. Vincent Young is the son of Adam Young.

Adam Young                                               83     1986    Treasurer of the Company since its inception, and a director and Treasurer of each of the Company's corporate
                                                                        subsidiaries. Mr. Young is also Treasurer and a director of
                                                                        Adam Young Inc., which he founded in 1944.

Ronald J. Kwasnick                                       50     1994    President of the Company since its inception.

Bernard F. Curry                                         78     1994    Chairman of the Audit Committee of the Company. Mr. Curry
                                                                        served from 1982 as a director and from December 1992 as the
                                                                        Chairman of the Audit Committee of Morgan Trust Company of
                                                                        Florida, N.A. until it was merged into J.P. Morgan Florida,
                                                                        FSB in January 1994. He has served the surviving bank, which is an indirect wholly-owned subsidiary of J.P. Morgan & Co.
                                                                        Incorporated, in the same capacities since August 1991.

Alfred J. Hickey, Jr.                                    60     1994    Member of the Compensation Committee of the Company. Mr.
                                                                        Hickey is currently a private investor. He was Vice-
                                                                        President--Institutional Sales of Legg Mason, a brokerage
                                                                        firm, from May 1990 to May 1991. Mr. Hickey was a private
                                                                        investor from May 1991 to June 1993, when he became the Vice
                                                                        President--International Sales of Southeast Research
                                                                        Partners, a brokerage firm, in which capacity he served
                                                                        until October 1994.

Leif Lomo                                                67     1994    Member of the Audit Committee of the Company. From 1987 to
                                                                        1994, Mr. Lomo served as Chairman of A.B. Chance Industries,
                                                                        Inc., a manufacturer of electricity-related equipment. Prior to its acquisition by Hubbell Incorporated in April 1994,
                                                                        Mr. Lomo also acted as President and Chief Executive Officer of A.B. Chance. From January 1995 to June 1996, Mr. Lomo
                                                                        served as the President of Marley Pump, a division of United
                                                                        Dominion Company, which is principally engaged in the
                                                                        manufacture and marketing of submersible pumps for small
                                                                        water well applications and the distribution of gasoline.
                                                                        Mr. Lomo is currently a private investor.

Michael S. Willner                                       45     1994    Chairman of the Compensation Committee of the Company. Mr.
                                                                        Willner co-founded and has served as President and Chief
                                                                        Operating Officer of Insight Communications Company, L.P., a
                                                                        cable television operator, since 1985. Mr. Willner currently serves as a director of International CableTel Incorporated and of the National Cable Television Association.


    Each of Vincent Young, Adam Young and Ronald Kwasnick was a director and/or executive officer of the Company at the time of the June 1992 filing of an involuntary petition under Chapter 11 of the Bankruptcy Code against the Company, which petition was dismissed at the mutual request of all participants in August 1992.

    The Board of Directors of the Company has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee; nominees for election as directors of the Company are selected by the Board of Directors. During 1996, there were three meetings of the Audit Committee and four meetings of the Compensation Committee. All of the respective Committee members attended each of the Committee meetings.

    The Audit Committee consists of three directors, two of whom are required by the Company's By-Laws to be independent directors. The current members of the Audit Committee are Bernard Curry, Leif Lomo and Vincent Young. Its functions are to (i) recommend the appointment of independent accountants, (ii) review the arrangements for and scope of the audit by independent accountants, (iii) review the independence of the independent accountants, (iv) consider the adequacy of the system of internal accounting controls and review any proposed corrective actions, (v) review and monitor the Company's policies regarding business ethics and conflicts of interest, (vi) discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and reporting matters, and (vii) review the activities and recommendations of the Company's accounting department.

    The Compensation Committee consists of three directors, two of whom are required by the Company's By-Laws to be independent directors. The current members of the Compensation Committee are Michael Willner, Alfred Hickey and Vincent Young. The Compensation Committee has authority to review and make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company. See "Executive Compensation--Report of the Compensation Committee."

    During 1996, the Board of Directors of the Company held eleven meetings and took action twice by unanimous written consent. All of the directors attended at least 75% of the aggregate number of meetings of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 3, 1997 regarding the beneficial ownership of the Company's Common Stock by (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to beneficially own 5% or more of such Common Stock, (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of such Common Stock is the same as the Company.


                                       Class A Common Stock           Class B Common Stock           Percent of
                                    --------------------------  ---------------------------------     Vote as a
Beneficial Owner                         Number           %               Number              %    Single Class(1)
----------------------------------  -----------------  -------  --------------------------  -----  ---------------

Vincent J. Young                         4,517(2)(3)        *      1,181,942(4)(5)(6)(7)    51.3           33.5
Adam Young                                  --             --        948,668(4)(8)          47.0           29.3
Ronald J.  Kwasnick                        533(3)           *        123,645(7)(9)           6.0            3.8
James A. Morgan                            833(3)(10)       *        214,795(7)(11)          9.9            6.3
Deborah A. McDermott                     1,333(3)           *         39,555(7)(12)          1.9            1.2
Richard Young                            1,000              *        130,016(5)              6.4            4.0
Putnam Investments, Inc.             1,493,024           12.2             --                  --            4.6
   and Affiliates(13)
   One Post Office Square
   Boston, MA 02109
FMR Corp.                              622,400            5.1             --                  --            1.9
   and Affiliates(14)
   82 Devonshire Street
   Boston, MA  02109
Franklin Resources, Inc.               610,000            5.1             --                  --            1.9
   and Affiliates(15)
   777 Mariners Island Boulevard
   San Mateo, CA  94403
Janus Capital Corporation            1,266,600           10.4             --                  --            3.9
   and Affiliates(16)
   100 Fillmore Street
   Denver, CO  80206
Mellon Bank Corporation                738,000            6.0             --                  --            2.3
   and Affiliates(17)
   One Mellon Bank Center
   Pittsburgh, PA  15258
Neuberger & Berman, LLC                689,825            5.6             --                  --            2.1
   and Affiliates(18)
   605 Third Avenue
   New York, NY  10158
Bernard F. Curry(19)                     4,400              *             --                  --              *
Alfred J. Hickey, Jr.(19)                3,400              *             --                  --   *
Leif Lomo(19)                            4,400              *             --                  --   *
Michael S. Willner(19)                  13,400              *             --                  --   *
All directors and                       32,200              *      2,454,755                96.7           65.2
    executive officers,
    as a group

                                             (footnotes begin on following page)

---------------------------
*    Less than 1%.
(1) Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to certain significant transactions. Holders of both classes of Common Stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law.
(2)  Includes 2,812 shares held by his wife.
(3)  Includes 533 shares held through the 401(k) Plan.
(4) Includes 67,450 shares held by Adam Young Inc., of which Adam Young and Vincent Young are executive officers and directors, and of which they together beneficially own all of the outstanding voting shares.
(5) Includes 130,016 shares held pursuant to an agreement dated as of July 1, 1991 which established a voting trust for the benefit of family members of management, for which Vincent Young and Richard Young act as trustees. During the term of the voting trust, which expires July 1, 2001, the trustees have the sole right to vote the shares subject to the trust. If the trustees cannot agree as to how the shares shall be voted, each trustee will vote 50% of the shares.
(6) Includes 288,150 shares issuable upon the exercise of options granted pursuant to the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan"), 10,126 of which are exercisable at $21.725 per share, 122,999 of which are exercisable at $19.75 per share, 3,252 of which are exercisable at $33.825 per share and 18,648 of which are exercisable at $30.75 per share. Also includes 14,087 shares held pursuant to an agreement dated as of October 1, 1996 which established a voting trust for the benefit of family members of management, for which Vincent Young acts as trustee. During the term of the voting trust, which expires October 1, 2006, the trustee has the right to vote the shares subject to the trust.
(7) Does not include those shares issuable upon the exercise of options granted pursuant to the Plan which are not exercisable within 60 days.
(8)  Includes 100,000 shares held by his wife.
(9) Includes 35,250 shares issuable upon the exercise of options granted pursuant to the Plan, 32,000 of which are exercisable at $19.75 per share and 3,250 of which are exercisable at $30.75 per share.
(10) Includes 300 shares held by a family trust.
(11) Includes 160,125 shares issuable upon the exercise of options granted pursuant to the Plan, 157,125 of which are exercisable at $19.75 per share and 3,000 of which are exercisable at 30.75 per share.
(12) Includes 25,000 shares issuable upon the exercise of options granted pursuant to the Plan, 22,000 of which are exercisable at $19.75 per share and 3,000 of which are exercisable at $30.75 per share.
(13) Represents shares beneficially owned by Putnam Investment Management, Inc. ("PIM") (1,303,472) and The Putnam Advisory Company, Inc. (189,552), wholly-owned subsidiaries of Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MM"), which shares of PIM include 799,800 shares beneficially owned by Putnam New Opportunities Fund which is part of the Putnam Family of Funds, as reported in a Schedule 13G filed in February 1997. PI and MM disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended ("Exchange Act").
(14) Represents shares beneficially owned by Fidelity Management & Research Company (517,700) and Fidelity Management Trust Company (104,700), subsidiaries of FMR Corp., as reported in a Schedule 13G filed in February 1997. Such report also includes individual reporting persons who control FMR Corp.
(15) Represents shares beneficially owned by Franklin Mutual Advisers, Inc., a subsidiary of Franklin Resources, Inc. ("Franklin"), as reported in a
     Schedule 13G filed in February 1997. Such report also includes individual reporting persons who control Franklin. All of such reporting persons disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Exchange Act.
(16) Represents shares beneficially owned by Janus Capital Corporation ("Janus Capital"), including 1,045,150 shares beneficially owned by Janus Fund, as reported in a Schedule 13G filed in February 1997. Such report also includes an individual reporting person who controls Janus Capital. Janus Capital and such individual disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Exchange Act.
(17) Represents shares beneficially owned by Mellon Bank Corporation and certain of its direct and indirect subsidiaries acting in various fiduciary capacities, as reported in a Schedule 13G filed in February 1997.
(18) Represents shares beneficially owned by Neuberger & Berman, LLC and Neuberger & Berman Management Inc., as reported in a Schedule 13G filed in February 1997.
(19) Includes 1,000 shares issuable upon the exercise of stock options exercisable at $20.70 per share, and 2,400 shares issuable upon the exercise of options granted pursuant to the Plan, 1,200 of which are exercisable at $28.00 per share and 1,200 of which are exercisable at $34.00 per share.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

  The Company's Compensation Committee (the "Committee"), which is composed of two independent directors (Alfred J. Hickey, Jr. and Michael S. Willner) and one inside director (Vincent Young), is responsible for reporting to the Board concerning the compensation policies followed by the Committee in recommending to the Board compensation for executive officers.

  The Committee utilizes a program designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Company needs to maximize its return to stockholders. The program is premised on the belief that an executive's compensation should reflect his individual performance and the overall performance of the Company, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program requires flexibility in order to ensure that the Company can continue to attract and retain executives with unique and special skills critical to the Company's success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions.

  The compensation of each executive officer is reviewed annually by the Committee. The Committee's approach in determining base salaries is to offer salaries that the Committee perceives are fair and competitive with those of executives with similar responsibilities at companies that are considered to be comparable in terms of assets, net revenues and cash flows, based upon such information as may be acquired by the Committee from annual reports and proxy materials of such other companies, business and industry publications and other sources as may be available from time to time. Such comparisons of executive compensation are not necessarily with the same companies included in the indices used in the performance graph that follows, as the Company's competitors for executive talent are not limited to such companies.

  The Committee applied the above considerations in recommending the 1996 compensation for the Company's Chairman and chief executive officer, Vincent Young. In February 1996, the Board, based upon the Committee's recommendations, established the base salary levels for Vincent Young and the other executive officers. Consistent with the Committee's policy of establishing competitive salary levels, each executive officer received an approximately 15% increase from 1995 base salary.

  As one of the Company's largest stockholders, Vincent Young's financial well-being is directly tied to the overall performance of the Company as reflected in the price per share of common stock. For his services as the Company's chief executive officer, Vincent Young's compensation will be determined in accordance with the compensation policies outlined herein.

  In February 1996, the Committee established a year-end cash bonus plan providing for bonus awards to executive officers at the discretion of the Board if the Company substantially achieved its objectives in 1996. Included among the objectives were (i) the continuing evaluation and pursuit of attractive acquisition opportunities, (ii) achieving the financial goals set forth in the 1996 budget approved by the Board, (iii) increasing financial community and investor awareness concerning the Company's securities and (iv) developing new areas of business. In recognition of the successful achievement of such objectives and other major accomplishments during 1996, the Committee recommended and the Board approved the year-end cash bonuses to the Company's executive officers as indicated in the Summary Compensation Table. The management team's most important accomplishment during 1996 was the successful negotiation for the financing and purchase from The Walt Disney Company of KCAL-TV, the only independent VHF television station operating in the Los Angeles market, which is ranked as the second-largest television market in terms of population and the largest in terms of estimated television revenue. In light of this transaction, the Committee recommended and the Board approved a special component of the year-end cash bonuses to the Company's executive officers in recognition of their contributions to the KCAL-TV acquisition. This bonus is included in the Summary

Compensation Table. In addition, the Company's executive officers attended numerous conferences and met with many potential investors, and the Company's coverage in the investment banking community has significantly expanded. Furthermore, the Company has surpassed its projected 1996 estimates for new business sales. Other accomplishments included (a) the successful completion of the acquisitions of KWQC-TV in Davenport, Iowa and KELO-TV in Sioux Falls, South Dakota, (b) the creation of a new $500 million senior credit facility that includes a $185 million line of credit for future acquisitions and (c) the successful completion in October 1996 of a public offering of 7,361,398 shares of Class A Common Stock, certain proceeds of which were used to purchase KCAL-TV.

  The Committee in February 1996 also established an incentive cash compensation plan for executive officers that created the potential for significant incentive bonuses if Company achieved certain cash flow levels in 1996. The television broadcasting industry generally recognizes operating cash flow or "OCF" (operating income before income taxes and interest expense, plus depreciation and amortization and non-cash compensation, less payments for program license liabilities) as a means of valuing companies. Accordingly, the Committee believed it to be in the best interests of the stockholders to establish an incentive for executive officers to achieve the highest possible OCF. If the Company met or exceeded its OCF targets for 1996, a bonus pool was to be created based upon a predetermined rising scale percentage of the excess OCF. The allocation of the bonus pool among the executive officers was to be determined at the discretion of the Board. The Company failed to meet the 1996 OCF target and, accordingly, the Committee recommended that no incentive compensation be paid for 1996.

  The Committee's annual performance evaluation of each executive officer is subjective, will rely heavily on the performance evaluation presented to the Committee by the Company's Chairman, and will not typically be based upon an exact formula for determining the relative importance of each of the factors considered, nor will there be a precise measure of how each of the individual factors relates to the Committee's recommendation with respect to each executive officer's ultimate annual compensation.

  Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) payments are approved by a majority vote of the stockholders prior to payment of such compensation, (iii) the material terms of the compensation are disclosed to the stockholders, and (iv) the compensation committee certifies that the performance goals were in fact satisfied. During 1996, the Committee considered the compensation arrangements of the Company's executive officers in light of the requirements of Section 162(m).

  While the Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with the Company's executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

              Compensation Committee of the Board of Directors

              Michael S. Willner, Chairman
              Alfred J. Hickey, Jr.
              Vincent J. Young

PERFORMANCE GRAPH

  The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from November 7, 1994, the effective date of the Company's initial public offering, through December 31, 1996. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on November 7, 1994, and that all dividends were reinvested.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED ON NOVEMBER 7, 1994
                   ------------------------------------------

                                    [GRAPH]



                               11/7/94   12/31/94   12/31/95   12/31/96
                             ---------  ---------  ---------  ---------

Young Broadcasting Inc.      $     100  $      93  $     149  $     154

Nasdaq Stock Market Index          100         99        140        172

Nasdaq Telecommunications          100         94        123        126
 Stock Market Index

  The Company believes that the foregoing information provided has only limited relevance to an understanding of the Company's compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing its compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

  The following table summarizes the compensation for services rendered to the Company paid in 1994, 1995 and 1996 to the Chief Executive Officer and the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                        ANNUAL COMPENSATION               COMPENSATION AWARDS
                                ------------------------------------  ---------------------------
                                                                        RESTRICTED    SECURITIES
                                                      OTHER ANNUAL        STOCK       UNDERLYING      ALL OTHER
     NAME AND                   SALARY     BONUS      COMPENSATION        AWARDS       OPTIONS      COMPENSATION
PRINCIPAL POSITION    YEAR        ($)       ($)          ($)(1)          ($)(2)          (#)           ($)(3)
--------------------  --------  -------   -------     ------------    ------------   -----------    ------------
Vincent J. Young          1996  750,000   290,000        278,044              --         202,740          4,500
Chairman (CEO)            1995  650,000   164,486         23,801              --         266,250          4,500
                          1994  522,325   160,000             --       1,011,750              --          4,500

Adam Young                1996  230,000    67,500             --              --              --             --
Treasurer                 1995  200,000    35,000             --              --              --             --
                          1994  200,000    20,000             --              --              --             --

Ronald J. Kwasnick        1996  385,000   135,000         58,797              --          16,242          4,500
President                 1995  335,000    76,512          5,034              --          32,000          4,500
                          1994  270,000    80,000             --         356,750(4)           --          4,500

James A. Morgan           1996  322,500   106,000         54,971              --          13,992          4,500
Executive Vice            1995  280,000    60,577          4,704              --         157,125          4,500
President                 1994  225,000    65,000             --         268,441(5)           --          4,500

Deborah A. McDermott      1996  248,333    90,000         30,294              --          13,992          4,500
Executive Vice
President-Operations

______________________
(1) Reflects the forgiveness of loans which were made to employees in 1994 and 1995 for the purpose of satisfying their federal income tax withholding requirements related to non-cash compensation paid in the form of shares of Common Stock. See "Certain Transactions."
(2) 1994 data includes amounts relating to shares of Class B Common Stock which were awarded pursuant to the Company's terminated Incentive Stock Grant Program on November 14, 1994 with respect to 1994 performance. All such shares were valued at $19, the initial public offering price for the Company's Class A Common Stock, as follows: Vincent Young, $1,011,750; Ronald Kwasnick, $141,645; and James Morgan, $128,155. The foregoing shares were registered by the Company in November 1995 pursuant to a Form S-8 Registration Statement under the Securities Act of 1933.
(3) Reflects employer contributions to the Company's 401(k) Plan on behalf of the named executive officers. For 1994, 1995 and 1996, such contributions were made in the form of shares of Class A Common Stock valued at fair market value on the date of issuance.
(4) Includes amounts relating to 65,320 shares of Class B Common Stock issued in February 1994 pursuant to the terms of a former employment agreement.
(5) Includes amounts relating to 42,600 shares of Class B Common Stock issued in March 1994 pursuant to the terms of an employment agreement dated as March 1, 1993.

   The following table sets forth information concerning individual grants of stock options made during 1996 to the named executive officers in the Summary Compensation Table.


                       OPTION GRANTS IN LAST FISCAL YEAR


                       INDIVIDUAL GRANTS
-----------------------------------------------------------------
                                                                                POTENTIAL REALIZABLE VALUE
                       NUMBER OF       PERCENT OF                                 AT ASSUMED ANNUAL RATES
                      SECURITIES     TOTAL OPTIONS    EXERCISE                  OF STOCK PRICE APPRECIATION
                      UNDERLYING       GRANTED TO     OF BASE                       FOR OPTION TERM(3)
                        OPTION        EMPLOYEES IN     PRICE       EXPIRATION  -----------------------------
       NAME           GRANTED(1)     FISCAL YEAR     PER SHARE(2)     DATE               5%($)         10%($)
--------------------  ----------     -------------   ---------     ----------      ---------      ---------
Vincent J. Young         202,740              43.2%    $ 30.75     11/20/2006      3,920,689      9,935,797
                          16,260               3.5      33.825(4)  11/20/2006        395,888        926,549

Adam Young                    --                --          --             --             --             --

Ronald J. Kwasnick        32,500               6.9       30.75     11/20/2006        628,502      1,592,746

James A. Morgan           30,000               6.4       30.75     11/20/2006        580,155      1,470,227

Deborah A. McDermott      30,000               6.4       30.75     11/20/2006        580,155      1,470,227

______________________
(1) Options may be exercised immediately with respect to 10% of the total option shares indicated for each of the named executive officers. The following fixed percentages of such option shares will become exercisable on November 20, 1997 and on each of the three anniversaries of such date, in cumulative fashion: 15%, 20%, 25% and 30%, respectively.
(2) The exercise price was established at the market price on the date of grant, November 20, 1996.
(3) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Class A Common Stock increasing to $37.32 and $47.12, respectively. For the period from November 7, 1994, the effective date of the Company's initial public offering, through December 31, 1996, the cumulative total return of the Company's Class A Common Stock has increased 54%.
(4) The exercise price was established at 110% of the market price on the date of grant, as this option is an "incentive" stock option and Mr. Young possesses more than 10% of the total voting power of the Company's Common Stock. See "Approval of Amendment to Stock Option Plan."

   The following table sets forth information at fiscal year-end 1996 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 1996.

                         FISCAL YEAR-END OPTION VALUES

                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                        OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END
                        --------------------------  --------------------------
NAME                    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------  -----------  -------------  -----------  -------------

Vincent J. Young            155,025        330,225    1,244,689      1,254,688

Adam Young                       --             --           --             --

Ronald J. Kwasnick           19,250         45,250      152,000        152,000

James A. Morgan             148,125         39,000    1,378,688        114,000

Deborah A. McDermott         14,000         38,000      104,500        104,500

    Those directors who are not also employees of the Company receive as an annual retainer five year options, having a fair market value exercise price, to purchase 1,200 shares of Class A Common Stock, and also receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended. Nonemployee directors also receive, upon becoming a director, a five-year option to purchase up to 1,000 shares of Class A Common Stock at an exercise price equal to 120% of the quoted price on the date of grant. No other directors are compensated for services as a director.

EMPLOYMENT AGREEMENT

    The Company has an employment agreement with James A. Morgan, Executive Vice President of the Company. The term of Mr. Morgan's employment agreement expires 90 days after the date on which the Company gives notice of termination. Under the agreement, Mr. Morgan's base salary is $225,000. However, such amount may be increased at the discretion of the Board of Directors, which has approved an increase in Mr. Morgan's base salary to $370,875 effective as of January 1, 1997. The agreement provides for the payment of his base salary for twelve months after termination other than by reason of disability, death or breach of the agreement. Pursuant to the agreement, 21,300 shares of Common Stock were issued to Mr. Morgan on March 1 of each of 1993 and 1994. The agreement also provided for the issuance of 21,300 additional shares on March 1 of each of 1995 and 1996 as well as 10,650 additional shares on September 1, 1996. However, effective as of February 15, 1995, the employment agreement was amended to provide for the grant of options under the Company's 1995 Stock Option Plan in lieu of the future issuance of shares on the basis of two and one-half option shares for each share which was to be issued. See "Approval of Amendment to 1995 Stock Option Plan." The exercise dates for the options and the adjusted number of shares available for exercise are in accordance with the original provisions of the employment agreement relating to the issuance of shares.

401(k) PLAN

    The Company maintains a retirement plan (the "401(k) Plan") established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), covering all of the eligible employees of the Company and Adam Young Inc., an affiliate of the Company. Pursuant to the 401(k) Plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the

401(k) Plan. The maximum elective deferral contribution was $9,500 in 1996, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. For 1994, the Company made non-matching contributions of shares of Class A Common Stock equal to 3% of 1994 compensation, or $471,888, in the aggregate. The Company effected such contribution by issuing an aggregate of 21,696 shares of Class A Common Stock as of March 14, 1995, which shares had a quoted price on that date of $21.75 per share. For 1995, the Company made non-matching contributions of shares of Class A Common Stock equal to 3% of 1995 compensation, or $728,669 in the aggregate, by issuing an aggregate of 27,685 of such shares as of January 5, 1996, which shares had a quoted price on that date of $26.32 per share. For 1996, the Company also made non-matching contributions of shares of Class A Common Stock equal to 3% of 1996 compensation, or $833,069 in the aggregate, by issuing an aggregate of 28,481 of such shares based upon the closing price for such shares as of December 31, 1996 of $29.25 per share. Effective January 1, 1997, the 401(k) Plan was amended to offer a match to employee contributions equal to .5% for each 1% of compensation an employee contributes, up to a maximum 3% Company contribution. Such contributions will be made in the form of Class A Common Stock to be contributed by the Company to the 401(k) after each calendar quarter with respect to such quarter based upon the closing price as of the last day of such quarter. The 401(k) applies a seven-year vesting schedule to all shares contributed based upon the number of years employed by the Company. The 401(k) Plan is qualified under Section 401 of the code so that contributions by employees and employer, if any, to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Currently, the members of the compensation committee are Michael S. Willner, Alfred J. Hickey, Jr. and Vincent J. Young, the Company's Chairman.


                              CERTAIN TRANSACTIONS

    Adam Young Inc. ("AYI"), wholly-owned by Adam Young and Vincent Young, is a national representation firm which procures national advertising on behalf of television stations in the United States. AYI has entered into sales representative agreements with each of the Company's twelve television stations. AYI received commissions of approximately $4.3 million in the aggregate from the Company's stations in 1996. In addition, at December 31, 1996, the Company's stations had accrued commissions payable to AYI of approximately $718,000. AYI procured approximately $53.7 million of total advertising time for the Company's stations in 1996. The Company believes that the terms of the agreements between AYI and the stations are no less favorable to the Company than could be obtained from other national representation firms.

    The Company has entered into a sublease (the "Sublease") with AYI for the use by AYI of approximately 9,500 square feet of office space together with furnishings and equipment at the Company's principal executive offices. The Sublease expires on September 30, 2000, the expiration date of the Company's underlying lease. The Sublease presently provides for a monthly rental of $51,451 through the end of the term. In addition, AYI must pay a certain percentage of the taxes, expenses and other amounts payable by the Company pursuant to the underlying lease. The Company received a total of $554,000 in rental and other payments from AYI in 1996 pursuant to the Sublease. The Company may terminate the Sublease by giving prior notice to AYI. The terms of the lease were negotiated on an arms-length basis. The Company believes that the rent under the Sublease is at rates comparable to other subleases for office space in its vicinity. The annual rent charges to AYI by the Company has exceeded the Company's cost for the space and leasehold improvements made by the Company.

    Concurrently with the closing of its public offering in October 1996, the Company repurchased from an affiliate of The Walt Disney Company ("Disney") 1,500,000 shares of the Company's Class C Common Stock and a warrant to purchase an additional 750,000 shares of such Common Stock. The Company repurchased such shares at $31.03 per share (the public offering price per share of the Class A Common Stock, less the underwriting discount per share). The Company repurchased the warrants at $10.965 per share (the public offering price per share of the Class A Common Stock and the per share exercise price of the warrants ($22.80), plus $2, less one-half of the underwriting discount per share). In 1996, the Company's stations received aggregate annual compensation of approximately $7.3 million from American Broadcasting Companies, Inc., a subsidiary of Disney.

    The Company made loans in 1994 to certain executive officers and other employees of the Company to satisfy their federal income tax withholding requirements related to non-cash compensation paid in the form of shares of Common Stock. The Company made additional loans to such employees in 1995 to satisfy their remaining tax obligations related to such non-cash compensation. The shares were issued to such employees in August and November 1994 pursuant to the Company's terminated Incentive Stock Grant Program (the "Program") and in March 1994 as part of compensation under employment arrangements. The aggregate outstanding principal amount of such loans at April 10, 1996 was $1,341,000, including $802,000 to Vincent Young, Chairman and a director of the Company; $169,000 to Ronald J. Kwasnick, President and a director of the Company; $159,000 to James A Morgan, Executive Vice President of the Company; and $88,000 to Deborah McDermott, Executive Vice President-Operations of the Company. The loans bear interest at the rate of 7.21% per annum and are payable in five equal annual installments of principal and accrued interest. On November 8, 1995, the Board of Directors of the Company adopted a loan forgiveness policy in order to afford employees who received grants under the Program with the benefits intended by the Program without imposing upon them the adverse tax consequences incident thereto. Under the forgiveness policy, all employees of the Company with such loans outstanding who were employed in good standing as of November 15, 1995 could elect to defer for one year the first installment of principal and related accrued interest. For all of such electing employees, one-twelfth of such deferred installment was forgiven as of the end of each full month of employment in good standing during the twelve-month period ended November 15, 1996. This policy provides for employee elections similarly to defer the remaining four installments as they become due with similar monthly vesting for forgiveness based upon continued employment in good standing.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP as its independent auditors for 1997. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Board of Directors.

    A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

    The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan") increasing the total number of shares with respect to which options and stock appreciation rights ("SARs") may be granted under the Plan from 1,000,000 to 1,500,000. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Board of Directors of the Company more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial growth of the Company largely depend.

    The Plan may be administered by either the entire Board of Directors of the Company or a committee consisting of two or more members of the Board of Directors, each of whom is a "disinterested person." The Board of Directors or committee, as the case may be, is to determine, among other things, the recipients of grants, whether a grant will consist of incentive stock options ("ISOs"), nonqualified stock options and SARs (in tandem with an option or free-standing) or a combination thereof, and the number of shares to be subject to such options. ISOs may be granted only to officers and key employees of the Company and its subsidiaries. Nonqualified stock options and SARs may be granted to such officers and employees as well as to agents and directors of and consultants to the Company, whether or not otherwise employees of the Company.

    The Plan provides for the granting of ISOs to purchase the Company's Common Stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs with any exercise price. SARs granted in tandem with an option have the same exercise price as the related option. As of March 3, 1997, options for an aggregate of 1,115,788 shares had been granted to various individuals, including Vincent Young, Ronald Kwasnick, James Morgan and Deborah McDermott. The Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option or SAR may be granted under the Plan after February 5, 2005, and no option or SAR may be outstanding for more than ten years after its grant.

    Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of any class of the Company's Common Stock, or any combination thereof. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the Common Stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or committee, as the case may be, in cash, Common Stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for the Company and within three months after termination of such services.

    The Plan may be terminated at any time by the Board of Directors, which may also amend the Plan, except that without stockholder approval, it may not increase the number of shares subject to the Plan or change the class of persons eligible to receive options under the Plan.

Federal Income Tax Consequences to the Company and the Participant.

Incentive Stock Options
-----------------------

    Options granted under the Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

    (i) The grant of an ISO will give rise to no Federal income tax consequences to either the Company or the participant.

    (ii) A participant's exercise of an ISO will result in no Federal income tax consequences to the Company.

    (iii) A participant's exercise of an ISO will not result in ordinary Federal taxable income to the participant, but may result in the imposition of an increase in the alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year the ISO is exercised, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the participant's computation of alternative minimum taxable income.

    (iv) If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the participant will realize ordinary Federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price.

    Short-term or long-term capital gain will be realized by the participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO.

    Short-term or long-term capital loss will be realized by the participant at the time of such a disposition to the extent that the option price exceeds the amount of proceeds from the sale.

    If a disposition is made as described in this section, the Company will be entitled to a Federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary Federal taxable income realized by the participant.

    If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the participant on the disposition and the participant's Federal income tax basis in the shares, usually the option price. In such event, the Company will not be entitled to any Federal income tax deduction with respect to the ISO.

Non-Qualified Stock Options
---------------------------

    Non-qualified stock options ("NQSO"s) granted under the Plan will, in general, be subject to the following Federal income tax treatment.

    (i) The grant of a NQSO will give rise to no Federal income tax consequences to either the Company or the participant.

    (ii) The exercise of a NQSO will generally result in ordinary Federal taxable income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price.

    (iii) A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the participant, provided the Company deducts and withholds all appropriate Federal withholding tax.

    (iv) Upon a subsequent disposition of shares, a participant will recognize a short-term or long-term capital gain or loss equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

    On March 3, 1997, the market value of the Common Stock underlying outstanding stock options, based upon the closing price of $29.375 per share of the Class A Common Stock on such date, was $32,776,272.


                               NEW PLAN BENEFITS

                 YOUNG BROADCASTING INC. 1995 STOCK OPTION PLAN

    The benefits and amounts that may be received or allocated in the future under the Plan are not determinable. The table below indicates option grants made to date pursuant to the Plan.

                                                 NUMBER OF
NAME AND POSITION                                 OPTIONS
-----------------------------------------------  ---------

          Vincent J. Young                         485,250
          Chairman

          Adam Young                                    --
          Treasurer

          Ronald J. Kwasnick                        64,500
          President

          James A. Morgan                          187,125
          Executive Vice President

          Deborah A. McDermott                      52,000
          Executive Vice President-Operations

          Executive Group                          788,875

          Non-Executive                              9,600
           Director Group

          Non-Executive Officer                    317,313
           Employee Group

          Nominees for Election                    559,350
           as Director

          Employee Group                         1,106,188

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
   TO INCREASE AUTHORIZED PREFERRED STOCK AND CANCEL UNUSED PREFERRED SERIES

    The Certificate of Incorporation of the Company (the "Certificate") currently authorizes the Company to issue up to 133,351 shares of Preferred Stock, with 33,351 of such shares having been designated as specific series.
The Board of Directors is authorized to provide for the issuance of the remaining 100,000 shares of Preferred Stock in one or more series and to fix the terms of the designations of such series. There are no shares of Preferred Stock presently outstanding.

    The Board of Directors believes it is in the best interests of the Company and its stockholders to amend the Certificate to increase to 20,000,000 the number of shares of Preferred Stock that may be issued by the Company. The Board of Directors believes that it is advisable to authorize such shares and have them available for issuance in connection with possible future transactions, such as financings, corporate mergers, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further stockholder action, except as otherwise provided by law.

    The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors. Thus, if this proposed amendment is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to 20,000,000 shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's stockholders. Stockholders will not have preemptive rights to subscribe for shares of Preferred Stock.

    It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

    The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the stockholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.

    While the Company does not have any specific plans, understandings or agreements to issue any of the shares for which authorization is sought, either in an equity financing, an acquisition or otherwise, the Company is receptive to all methods of financing which may be reasonably available and acquisition opportunities which may arise from time to time. The Board of Directors believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay the Company's ability to enter into a desirable transaction. Authorized but unissued shares of Preferred Stock may be used by the Company from time to time as appropriate and opportune situations arise.

    If approved, this amendment would also eliminate the series designations of the Preferred Stock presently set forth in the Certificate. Of the 33,351 shares designated in the Certificate with specific series, 12,334 shares of Preferred Stock are designated as "Series D 13.5% Cumulative Redeemable Non-Participating Senior Preferred Stock," 18,617 shares are designated as "Series E 14.0% Cumulative Redeemable Non-Participating Senior Preferred Stock" and 2,400 shares are designated as "Series F 11.0% Cumulative Redeemable Non-Participating Senior Preferred Stock." None of such shares are outstanding and, in view of the limited rights associated with such series, as set forth in the Certificate, the Company does not anticipate issuing any shares of such Preferred Stock. Shares of each such series of Preferred Stock were issued in December 1992 as part of a restructuring of the Company's indebtedness and all of such shares were subsequently repurchased in November 1994 in connection with the Company's initial public offering. Accordingly, as part of this amendment, the Board of Directors recommends that such series designations be deleted.

DISSENTERS' RIGHTS

    Pursuant to Delaware law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to this proposal.

DESCRIPTION OF PROPOSED AMENDMENT

    If this proposal is approved by the stockholders, Sections 4(a) and 4(c) of the Certificate would be amended in their entirety to read as follows:

           "4. (a) The total number of shares of stock which the Corporation shall have authority to issue is eighty million (80,000,000) shares, of which sixty million (60,000,000) shall be shares of Common Stock, $.001 par value, and twenty million (20,000,000) shall be shares of Preferred
         Stock, $.001 par value. . . .

               "(c) The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

         The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

         Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Pre ferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for all purposes.

         Subject to the provisions of this Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."


EFFECTIVENESS OF AMENDMENT

    If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment to the Certificate, setting forth the proposed amendment, with the Secretary of State of the State of Delaware.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSED AMENDMENT TO THE CERTIFICATE.

       PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO LOWER REQUIRED MINIMUM PERCENTAGE OF COMMON STOCK OWNERSHIP BY MANAGEMENT GROUP

BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT

    The Company has three classes of Common Stock, designated as Class A, Class B and Class C. Each class of Common Stock has substantially identical rights, except with respect to voting. The Class A Common Stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of Common Stock. The Class B Common Stock entitles its holders to ten votes per share, except in connection with certain significant transactions. Holders of Class C Common Stock, none of which is presently outstanding, would not be entitled to vote, except in connection with any change to the Certificate which would adversely affect their rights as holders of such class of Common Stock. All classes of Common Stock entitled to vote on any matter vote together as a single class except as otherwise required by law.

    All of the Company's outstanding shares of Class B Common Stock are held by Company management and by or in trust for family members of management. The Certificate provides for a defined "Management Group" which includes such members of management and also includes a defined group of relatives of Vincent Young and Adam Young, the Chairman and Treasurer, respectively, of the Company, as well as entities controlled by Messrs. Young and such relatives. In the event any shares of Class B Common Stock are transferred outside of the Management Group, such shares will automatically be converted into shares of Class A Common Stock. In addition, if the total number of shares of Common Stock held by members of the Management Group falls to below 10% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be reclassified as Class A Common Stock.

    Vincent and Adam Young together beneficially own shares of Class B Common Stock representing approximately 58.5% of the total voting power of the Company's Common Stock and, as a result, maintain control over the election of a majority of the Company's directors and, thus, over the operations and business of the Company as a whole. In addition, such stockholders have the ability to prevent specific types of material transactions, certain of which could make the Company a less attractive target for a takeover than it otherwise might be.

    The Board of Directors believes that ownership and control of the Company by Vincent Young and Adam Young has been and will continue to be an essential element in its growth and success. In the past ten years, under the leadership of Vincent and Adam Young, the Company has grown from an owner and operator of two television stations to twelve television stations. Excluding network-owned stations, home shopping stations and foreign language stations, the Company is presently the sixth-largest television group based upon coverage, with its stations reaching approximately 9.25% of the television households in the United States. The Company is presently the seventh largest ABC network affiliate group in terms of households reached and owns more ABC stations than any single operator other than ABC. The success of the Company's strategies is evidenced by this rapid growth and its stations' broadcast cash flow margins, which are
among the highest in the television broadcasting industry.    Thus, maintaining
the current voting rights of the Class A and Class B Common Stock will provide continuity and stability to an experienced management team.

    As of April 4, 1997, the record date for the annual meeting, there was a total of 14,258,838 shares of Common Stock outstanding. Of such shares, 2,037,446 were held by members of the Management Group, representing approximately 14.3% of such total. The Board of Directors believes that a reduction of the 10% ownership requirement is necessary to provide the Company with greater flexibility to issue additional shares of Common Stock or securities convertible into Common Stock without triggering the automatic reclassification of the Class B Common Stock, as described above. The reduction of such ownership requirement to 5% would enable the Company to issue additional shares in connection with possible future transactions, such as financings, corporate mergers, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. The Company, as of the date hereof, has no agreements or understandings with respect to any such transaction.

    Under Delaware law, the holders of each class of the Common Stock are entitled to vote as a separate class with respect to any amendment to the Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such shares adversely. The holders of the Class A Common Stock will vote with respect to this proposal as a separate class.

DISSENTERS' RIGHTS

    Pursuant to the Delaware law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to this proposal.

DESCRIPTION OF PROPOSED AMENDMENT

    The Board of Directors proposes and recommends that the stockholders approve an amendment of the Certificate to reduce the number of shares of Common Stock required to be held by members of the Management Group from 10% to 5% of the total shares of Common Stock of the Company outstanding. Accordingly, giving effect to such amendment, if the total number of shares of Common Stock held by members of the Management Group were to fall to below 5% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock would automatically be reclassified as Class A Common Stock.

EFFECTIVENESS OF AMENDMENT

    If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment to the Certificate, setting forth the proposed amendment, with the Secretary of State of the State of Delaware.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSED AMENDMENT TO THE CERTIFICATE.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with the Company. Based solely upon a review of the copies of such reports filed with the Company, the Company believes that during 1996 such reporting persons complied with the filing requirements of said
Section 16(a).


                                 ANNUAL REPORT

    The Company's 1996 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH OF ITS STOCKHOLDERS, UPON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDERS, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, EXCLUSIVE OF EXHIBITS. WRITTEN REQUESTS FOR SUCH FORM 10-K SHOULD BE SENT TO JAMES A. MORGAN, SECRETARY, YOUNG BROADCASTING INC., 599 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022.


                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters.


                           1998 STOCKHOLDER PROPOSALS

    Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Secretary of the Company at the Company's principal executive offices not later than December 12, 1997.



                                            By Order of the Board of Directors,



                                            JAMES A. MORGAN
                                            Secretary

April 11, 1997

                            YOUNG BROADCASTING INC.
                         ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints Vincent J. Young and James A. Morgan as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A and Class B Common Stock of the undersigned at the 1997 Annual Meeting of the Company, to be held at the offices of KCAL-TV, 5515 Melrose Avenue, Los Angeles, California, on Monday, May 5, 1997, and at any adjournments or postponements thereof.

          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.


                                                     -----------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE              SEE REVERSE
                                                           SIDE
                                                     -----------------

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.  Election of Directors.

NOMINEES: Vincent J. Young, Adam Young, Ronald J. Kwasnick, Bernard F. Curry, Alfred J. Hickey, Jr., Leif Lomo, Michael S. Willner

                FOR             WITHHELD
       [_]      ALL       [_]   FROM ALL
              NOMINEES          NOMINEES



[_]___________________________________________
     For all nominees except as noted above

                                 FOR    AGAINST  ABSTAIN
2.  Selection of Independent
    Auditors.                    [_]      [_]      [_]

3.  Approval of Amendment to
    the Company's 1995 Stock     [_]      [_]      [_]
    Option Plan.


4.  Approval of Amendment to
    the Company's Certificate    [_]      [_]      [_]
    of Incorporation to
    increase authorized
    Preferred Stock and cancel
    unused series of Preferred
    Stock.

5.  Approval of Amendment to
    the Company's Certificate    [_]      [_]      [_]
    of Incorporation to reduce
    minimum required percentage
    ownership of Management
    Group.

                                 MARK HERE
                                 FOR ADDRESS   [_]
                                 CHANGE AND
                                 NOTE AT LEFT


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.


Signature:_____________________________Date_____________

Signature:_____________________________Date_____________